FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659

Atlantis Plastics Switches to The Nasdaq Stock Market

NEW NASDAQ SYMBOL: “ATPL”

     Atlanta, GA – March 7, 2005 – Atlantis Plastics, Inc. (Amex: AGH) today announced its board of directors has approved the decision to switch the listing of its Class A common stock from the American Stock Exchange to The Nasdaq Stock Market. Effective Wednesday, March 9, 2005, the Company’s Class A Common Stock will trade under the symbol NASDAQ: ATPL.

     “This decision was reached after careful consideration of capital market alternatives and analysis of the ongoing technological revolution that is affecting market structures throughout the world,” said Paul G. Saari, Chief Financial Officer of Atlantis Plastics. “We believe that Nasdaq’s multiple market maker structure will provide our company with enhanced visibility and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade. Through its international alliances and use of the Internet, Nasdaq is building a truly global network. We are proud to be a part of The Nasdaq Stock Market.”

About Atlantis

     Atlantis Plastics, Inc. is a leading U.S. manufacturer of high quality specialty plastic films and custom molded and extruded plastic products used for storage and transportation, food service, appliance, automotive, commercial and consumer applications. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.